Exhibit (h)(16)
AMENDMENT
TO
COMPLIANCE SERVICES AGREEMENT
     AMENDMENT (“Amendment”) dated as of October 1, 2006 between First Focus Funds, Inc. (the “Funds”) and BISYS Fund Services Ohio, Inc. (“BISYS”) to that certain Compliance Services Agreement dated October 5, 2004, (as amended, the “Agreement”).
     WHEREAS, the parties hereto wish to amend the fees payable to BISYS under the Agreement, and the notice period for terminations under the Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:
1.	Section 5(a) of the Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:
“The Compliance Services may be terminated by either party for “cause,” as provided above, or by providing the other party with sixty (60) days written notice of termination.”
2.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

3.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Except as expressly set forth herein, all other provisions of the Agreement shall remain unchanged and in full force and effect.

5.	Capitalized terms not otherwise defined in this Amendment have the same meaning as set forth in the Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FIRST FOCUS FUNDS, INC.

By:	/s/ Julie L. Den Herder
Name:	Julie L. Den Herder
Title:	President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A
TO COMPLIANCE SERVICES AGREEMENT
DATED OCTOBER 5, 2004
This Schedule A is amended and restated as of August 16, 2006.
Compliance Services Fees
The Funds shall pay BISYS an annual fee of $100,000.
The annual fee set forth above shall be payable in equal monthly installments.
All recurring fees set forth above shall be subject to adjustments on an annual basis by the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.
Out of Pocket Expenses
Out of pocket expenses are not included in the above fees and shall also be paid to BISYS in accordance with the provisions of this Agreement.

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